CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
UNIVAR INC.
* * * * *

Univar Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
1:That the Corporation was originally formed as UnivarHoldco, Inc., a Delaware corporation, and filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”) on October 12, 2007. An Amended and Restated Certificate of Incorporation, changing the name of the Corporation from UnivarHoldco, Inc. to Univar Inc., was filed with the Secretary of State on October 19, 2007. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State on March 7, 2008, and a Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State on June 19, 2015 (the “Certificate of Incorporation”).
2:    That the Certificate of Incorporation of the Corporation be, and hereby is, amended by deleting the article thereof numbered “FIRST” in its entirety and substituting in lieu thereof a new article numbered “FIRST” to read as follows:

FIRST: Name. The name of the corporation is Univar Solutions Inc. (the “Corporation”).
3:    That the Board of Directors of the Corporation approved this Certificate of Amendment pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware.
4:    That this Certificate of Amendment shall become effective on September 1, 2019.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment to the Certificate of Incorporation of the Corporation on August 22, 2019.
UNIVAR INC.,
a Delaware corporation

By: /s/ Jeffrey W. Carr
Name: Jeffrey W. Carr
Its: Senior Vice President, General Counsel and Secretary